                                                                                                                                                                                                                                                                                                         Exhibit 99.1

Contact: Shaun A. Burke                 For ImmediateRelease
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
                                                                           INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (October 13, 2006) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following highlights for its third quarter and nine-months ended September 30, 2006:

Third Quarter and Year-To-Date 2006 Financial Highlights

•	Total assets increased to $518M, or 8% from December 31, 2005
•	Total loans increased to $465M, or 7% from December 31, 2005
•	Net interest income increased 14% over prior year quarter
•	Net interest margin increased 32 basis points over prior year quarter to 3.84%
•	Year-to-date EPS growth of 10.8% to $1.64 per diluted share

The Company today announces that net income for the third quarter ended September 30, 2006, increased 2.3% to $1,624,000 from $1,587,000 for the quarter ended September 30, 2005. Diluted earnings per share for the quarter ended September 30, 2006 were $0.56 per share, compared to $0.55 during the same quarter in the prior year. Net income for the nine-months ended September 30, 2006 rose 12.2% to $4,770,000 from $4,251,000 for the same period in 2005, and diluted earnings per share for the nine-months ended September 30, 2006 increased 10.8% to $1.64 compared to $1.48 for the nine-months ended September 30, 2005.

Total assets were $518 million at September 30, 2006, up 7.7% from $481 million at December 31, 2005. Loans increased $32 million (7.3%) to $465 million at September 30, 2006, from $433 million at December 31, 2005. “Key business relationships remain the driving force behind our long-term success and we continue to focus on expanding business lending and depository services as part of our strategic plan,” said Shaun A. Burke, President and Chief Executive Officer of the Company.

For the nine-months ended September 30, 2006, return on average assets was 1.31%, compared to 1.25% for the same period in 2005. Return on average equity was 14.44% for the nine-month period ended September 30, 2006, constituting a 3.4% increase over the 13.91% return for the nine-month period ended September 30, 2005.

Stockholder’s equity as of September 30, 2006, was $44.5 million (8.6% of total assets), equivalent to a book value per share of $16.01. Book value per share increased $0.84 (5.5%) from $15.17 per share at December 31, 2005.

The Company continues its history of enhancing shareholder value and during the third quarter ended September 30, 2006 announced a plan to repurchase up to 250,000 shares of its common stock. As of September 30, 2006, 48,523 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $28.67 per share. In addition, the Company declared a quarterly cash dividend of $0.17 per share. The dividend is a 3% increase over the previous quarterly dividend of $0.165 per share and represents the ninth consecutive fiscal year in which the dividend has increased.

The common stock of Guaranty Federal Bancshares, Inc. is quoted on the NASDAQ National Market under the symbol GFED. The last sale of GFED stock in the quarter ended September 30, 2006 as quoted on the NASDAQ National Market was $28.65.

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has eight branches and 20 ATM locations located in Greene and Christian Counties and Loan Production Offices in Wright and Howell Counties. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 80 area ATM’s and over 700 ATM’s nationwide.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

	Quarter ended		Nine Months ended
Operating Data:	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,054	7,091	25,519	19,553
Total interest expense	4,543	3,130	12,438	8,370
Provision for loan losses	150	240	600	705
Net interest income after
provision for loan losses	4,361	3,721	12,481	10,478
Noninterest income	921	958	2,702	2,683
Noninterest expense	2,630	2,157	7,541	6,403

Income before income tax	2,652	2,522	7,642	6,758
Income tax expense	1,028	935	2,872	2,507

Net income	$1,624	1,587	4,770	4,251
Net income per share-basic	$0.58	0.57	1.71	1.53
Net income per share-diluted	$0.56	0.55	1.64	1.48

Annualized return on average assets	1.32%	1.35%	1.31%	1.25%
Annualized return on average equity	14.59%	15.39%	14.44%	13.91%
Net interest margin	3.84%	3.52%	3.77%	3.42%

	As of	At
Financial Condition Data:	30-Sep-06	31-Dec-05
Cash and cash equivalents	$20,066	20,506
Investments	16,445	12,681
Loans, net of allowance for loan losses	465,209	433,436
9/30/2006 - $5,619; 12/31/2005 - $5,400
Other assets	16,259	14,378
Total assets	$517,979	481,001

Deposits	$322,224	320,059
FHLB advances	124,000	100,000
Subordinated agreements	15,465	15,465
Other liabilities	11,814	3,435
Total liabilities	473,503	438,909
Stockholder's equity	44,476	42,092
Total liabilities and stockholder equity	$517,979	481,001
Equity to assets ratio	8.6%	8.8%
Book value per share	$16.01	$15.17
Non performing assets	$3,436	$722